Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Scott Mereness, President
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES UPCOMING NAME AND
TICKER SYMBOL CHANGE

Elkhart, Indiana - December 19, 2016 - Drew Industries Incorporated (NYSE: DW) today announced that its Board of Directors has approved changing the Company’s corporate name to “LCI Industries.” Through its wholly-owned subsidiary Lippert Components, Inc. (LCI®) and its subsidiaries, Drew Industries supplies a broad array of components for the leading OEMs of recreational vehicles (RVs) and adjacent industries, as well as the aftermarkets of these industries. Lippert Components’ business has grown considerably over the past decade, and the new corporate name was selected to better align the investment community with the strength of the LCI brand in the industries it serves.

The effective date of the name change will be December 30, 2016. The Company has reserved the ticker symbol “LCII”, and the Company’s common stock will begin trading on the New York Stock Exchange under its new name and trading symbol effective as of the market open on January 3, 2017.

Outstanding stock certificates will not be affected by the name change and will not need to be exchanged. All stock trading, filings and market-related information will be reported under the new corporate name and trading symbol.

About Drew Industries

From 48 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading original equipment manufacturers of recreational vehicles and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; manufactured homes; modular housing; and factory-built mobile office units. The Company also supplies components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors and service centers. Drew’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; LED televisions and sound systems; navigation systems; wireless backup cameras; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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